Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 18, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third fiscal quarter ended January 31, 2014.

Net sales for the third fiscal quarter increased 12%  to $169.0 million compared with the same quarter of the prior fiscal year.  Net sales for the first nine months of the current fiscal year increased 17% to $537.7 million from the comparable period of the prior fiscal year.  The Company experienced growth in both remodeling and new construction during the third quarter of fiscal year 2014, with new construction growth in excess of 25%.

Net income was $2.9  million ($0.18 per diluted share) and $14.8 million ($0.95 per diluted share) for the third quarter and first nine months, respectively, of the current fiscal year compared with $2.1 million ($0.14 per diluted share) and $4.6 million ($0.31 per diluted share) for the third quarter and first nine months, respectively, of the prior fiscal year.  Exclusive of after-tax restructuring charges and insurance proceeds, the Company generated $2.9 million ($0.18 per diluted share) and $14.9 million ($0.95 per diluted share) of net income for the third quarter and first nine months, respectively, of the current fiscal year compared with $2.1 million ($0.14 per diluted share) and $4.9 million ($0.33 per diluted share) for the third quarter and first nine months, respectively, of the prior fiscal year.

Gross profit for the third quarter of the current fiscal year was 15.4% of net sales compared with 15.5% in the same quarter of the prior year.  Gross profit for the first nine months of the current fiscal year was 17.1% of net sales compared with 15.3% for the same period in the prior year.  Gross profit in both the three month and nine month periods was favorably impacted by higher sales volume and improved labor efficiency.  This favorability was offset by higher material and distribution costs.

Selling, general and administrative costs for the third quarter of the current fiscal year were 12.4% of net sales compared with 13.0% in the same quarter of the prior year.  Selling, general and administrative costs for the first nine months of the current fiscal year were 12.5% of net sales compared with 13.4% for the same period in the prior year.  The improvement in the Company’s operating expense ratio in both periods was driven by favorable leverage from increased sales, on-going expense control, and lower performance based

AMWD Announces Third Quarter Results

February 18, 2014

compensation costs.  This favorability was partially offset by increases in variable costs related to higher sales activity.

The Company generated net cash from operating activities of $23.5 million during the first nine months of fiscal year 2014 compared with $2.2 million during the same period in the prior year.  The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability, lower increases in inventory levels to support higher sales, timing associated with the payment of various accrued liabilities, and lower pension contributions.  Net cash used by investing activities increased to $8.3 million during the first nine months of the current fiscal year compared with $4.2 million during the same period of the prior year due primarily to proceeds from asset sales in the prior year which did not reoccur in the current fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Third Quarter Results

February 18, 2014

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2014	2013	2014	2013

Net Sales	$169,033	$151,346	$537,660	$459,358
Cost of Sales & Distribution	143,032	127,839	445,670	389,014
Gross Profit	26,001	23,507	91,990	70,344
Sales & Marketing Expense	14,287	13,083	44,638	42,576
G&A Expense	6,564	6,714	22,555	18,977
Restructuring Charges	48	118	161	979
Insurance Proceeds	0	0	(94)	(399)
Operating Income	5,102	3,592	24,730	8,211
Interest & Other (Income) Expense	149	116	464	349
Income Tax Expense	2,052	1,419	9,439	3,294
Net Income	$2,901	$2,057	$14,827	$4,568

Earnings Per Share:
Weighted Average Shares
Outstanding - Diluted	15,827,666	14,904,524	15,595,342	14,719,441

Income Per Diluted Share	$0.18	$0.14	$0.95	$0.31

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AMWD Announces Third Quarter Results

February 18, 2014

Condensed Consolidated Balance Sheet

	January 31	April 30
	2014	2013

Cash & Cash Equivalents	$126,053	$96,971
Customer Receivables	48,107	39,044
Inventories	29,671	29,338
Other Current Assets	11,045	12,565
Total Current Assets	214,876	177,918
Property, Plant & Equipment	73,480	74,064
Other Assets	39,508	42,011
Total Assets	$327,864	$293,993

Current Portion - Long-Term Debt	$1,436	$1,155
Accounts Payable & Accrued Expenses	69,855	67,953
Total Current Liabilities	71,291	69,108
Long-Term Debt	23,311	23,594
Other Liabilities	52,728	55,096
Total Liabilities	147,330	147,798
Stockholders' Equity	180,534	146,195
Total Liabilities & Stockholders' Equity	$327,864	$293,993

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2014	2013

Net Cash Provided by Operating Activities	$23,544	$2,237
Net Cash Used by Investing Activities	(8,277)	(4,172)
Free Cash Flow	15,267	(1,935)

Net Cash Provided by Financing Activities	13,815	1,319
Net Increase (Decrease) in Cash and Cash Equivalents	29,082	(616)
Cash and Cash Equivalents, Beginning of Period	96,971	66,620

Cash and Cash Equivalents, End of Period	$126,053	$66,004

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